EXHIBIT 99.2

Coca-Cola Enterprises Inc.	PRESS RELEASE
CONTACT:	Scott Anthony -- Investor Relations (770) 989-3105
Laura Asman -- Media Relations (770) 989-3023

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC. REPORTS

FIRST-QUARTER 2002 RESULTS

  First-quarter 2002 earnings per common share totaled 2 cents.

  Volume increased 6 percent, with growth of 5 1/2 percent in North America and 7 1/2 percent in Europe.

  First-quarter 2002 EBITDA was $429 million, up 11 percent versus comparable 2001 results.

  Company increases full-year 2002 earnings guidance to a range of 83 cents to 88 cents per common share.

ATLANTA, April 18, 2002 -- Coca-Cola Enterprises today reported earnings per diluted common share of 2 cents for first quarter 2002. EBITDA* increased by 11 percent on a comparable** basis to $429 million, reflecting strong volume growth and moderate increases in cost of goods and operating expenses. These results compare to a net loss of 9 cents per common share and EBITDA of $386 million for the same period last year. First-quarter 2002 results include the effects of adopting FASB Statement 142, "Goodwill and Other Intangible Assets."

* EBITDA is defined as earnings before interest, taxes, depreciation and amortization

** All comparable prior-year figures include the Herb acquisition, exclude nonrecurring items and reflect the impact of FASB Statement 142 as if it had been in effect for first quarter 2001.

Physical case volume increased 6 percent on a comparable basis for the quarter. North American volume grew 5 1/2 percent reflecting renewed growth in Coca-Cola trademark brands as well as significant contributions from Dasani and new products introduced over the past year. Volume in Europe rose 7 1/2 percent for the quarter with each territory achieving improved results.

"We are pleased with our positive volume and financial performance in the first quarter, and we're off to a solid start in delivering our 2002 objectives," said Lowry F. Kline, chairman and chief executive officer. "We are growing with a combination of very successful new brands and renewed growth in our core brands which are being driven by an aggressive 2002 marketing calendar."

"We are beginning to see the benefits of our work over the past few years to expand our brand portfolio and meet the changing tastes of our consumers," Mr. Kline said. "With moderate North American pricing improvement, continued volume growth, and ongoing operating expense control, we remain confident we will achieve our 2002 financial targets."

Consolidated comparable net pricing per case was flat with prior year in the first quarter excluding the effects of currency translations. Comparable pricing in North America declined a currency-neutral 1/2 percent reflecting the timing of planned price increases for 2002 and the shift of the Easter holiday into the first quarter of this year. Consolidated cost of goods per case increased an average of 1/2 percent in the quarter on a currency-neutral basis.

"Our business performed well overall in the quarter, and we are most encouraged by the positive North American trends for Coca-Cola classic and diet Coke," said John R. Alm, president and chief operating officer. "Coca-Cola classic growth of 3 percent benefited from solid marketing at the national and local level, while our diet Coke brands achieved volume growth of over 9 percent.

"In addition to diet Coke with lemon, consumers continue to respond very favorably to our other new brands as well," Mr. Alm said. "Brands such as Fanta and Minute Maid Lemonade and Fruit Punch added more than 2 points of volume growth in North America this quarter. In addition to continuing the introduction of brands and packages developed in 2001, we will also introduce and test market a variety of products and packages such as Vanilla Coke, reformulated Minute Maid soda, new packages for Dasani and Powerade brand extensions.

"While there is significant work to be done in building a successful 2002, we strongly believe our first-quarter performance helps create the foundation needed to deliver the long-term results that will drive value for all of our constituents," Mr. Alm said.

Adoption of FASB Statement 142

The Company completed the adoption of FASB Statement 142, "Goodwill and Other Intangible Assets" effective January 1, 2002. As a result, the Company no longer amortizes its franchise intangible assets. This adoption also involved the completion of fair value impairment analyses, which support the carrying values of the Company's intangible assets.

Full-Year 2002 Outlook

The Company continues to expect full-year 2002 EBITDA growth of 11 percent to 14 percent versus comparable 2001 results, resulting in EBITDA of $2.33 billion to $2.38 billion. Full-year 2002 earnings are now expected to range from 83 cents to 88 cents per diluted common share, reflecting favorable interest expense trends.

The Company will webcast its first quarter conference call with analysts and investors live over the Internet today at 10 a.m. ET. The call can be accessed through the Company's Web site at http://www.cokecce.com

Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 80 percent of The Coca-Cola Company's bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

Forward-Looking Statements

Included in this news release are forward-looking management comments and other statements that reflect management's current outlook for future periods. As always, these expectations are based on the currently available competitive, financial, and economic data along with the Company's operating plans and are subject to future events and uncertainties. The forward-looking statements in this news release should be read in conjunction with the detailed cautionary statements found on page 48 of the Company's 2001 Annual Report.

Coca-Cola Enterprises Inc.

KEY OPERATING INFORMATION
First-Quarter 2002	Change	Currency Neutral Change

EBITDA	11%	12%
Net Pricing Per Case (Bottle and Can) (a)	(1/2)%	Flat
Cost of Sales Per Case (Bottle and Can)	(1/2)%	1/2%
Physical Case Bottle and Can Volume (b)
Consolidated	6%
North America	5 1/2%
Europe	7 1/2%
Fountain Gallon Volume	1 1/2%

Note: All comparisons include the effects of acquisitions.

  Net pricing per case is calculated as invoice pricing less allowances.
  Volume results have been adjusted for comparable selling days and to include acquisitions completed in 2001.

COCA-COLA ENTERPRISES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; In Millions Except Per Share Data)
	First Quarter
	2002		2001(a)	Change

Net Operating Revenues	$3,642		$3,332	9%
Cost of Sales	2,265		2,068	10%
Gross Profit	1,377		1,264	9%
Selling, Delivery, and Administrative Expenses	1,197		1,224	(2)%
Operating Income	180		40	350%
Interest Expense, Net	164		191
Other Nonoperating Expense (Income), Net	-		-
Income (Loss) Before Income Taxes	16		(151)
Income Tax Expense (Benefit)	6		(52)
Net Income (Loss) Before Cumulative Effect of Change in Accounting Method	10		(99)
Cumulative Effect of Change in Accounting Method	-		(302)
Net Income (Loss)	10		(401)
Preferred Stock Dividends	1		1
Net Income (Loss) Applicable to Common Shareowners	$9 =======		(402) ========
Basic Average Common Shares Outstanding	447 =======		418 ========
Basic Net Income (Loss) Per Share Applicable to Common Shareowners Before Cumulative Effect	$0.02 ========		$(0.24) ========
Basic Net Income (Loss) Per Share Applicable to Common Shareowners	$0.02 ========		$(0.96) ========
Diluted Average Common Shares Outstanding	453 ========		418 ========
Diluted Net Income (Loss) Per Share Applicable to Common Shareowners Before Cumulative Effect	$0.02 ========		$(0.24) ========
Diluted Net Income (Loss) Per Share Applicable to Common Shareowners	$0.02 ========	$	(0.96) ========
EBITDA Data:
Operating Income	$180		40	350%
Depreciation	230		213	8%
Amortization	19		113	(83)%
EBITDA	$429 ========		$366 ========	17%
  As described on page 28 of the Company's 2001 Annual Report, approximately $20 million of selling expenses have been reclassified as deductions from net operating revenue in accordance with EITF 01-09.

Coca-Cola Enterprises Inc.
Pro Forma Consolidated Statements of Operations Excluding Nonrecurring Items
(Adjusted to Include the Herb Acquisition as of January 1, 2001)
Unaudited
(In millions, except per share data)

	First Quarter
	2002	2001(a)(b)	Change
Net Operating Revenues	$3,642	$3,523	3%
Cost of Sales	2,265	2,195	3%
Gross Profit	1,377	1,328	4%
Selling, Delivery, and Administrative Expenses	1,197	1,183	1%
Operating Income	180	145	24%
Interest Expense, Net	164	206	(20)%
Other Nonoperating Income, Net	-	-
Income (Loss) Before Income Taxes	16	(61)
Income Tax Expense (Benefit)	6	(20)
Net Income (Loss)	10	(41)
Preferred Stock Dividends	1	1
Net Income (Loss) Applicable to Common Shareowners	$9 =======	(42) ========
Basic Average Common Shares Outstanding	447 =======	443 ========
Basic Net Income (Loss) Per Share Applicable to Common Shareowners(c)	$0.02 ========	$(0.09) ========
Diluted Average Common Shares Outstanding	453 ========	443 ========
Diluted Net Income (Loss) Per Share Applicable to Common Shareowners(c)	$0.02 ========	$(0.09) ========
EBITDA Data:
Operating Income	$180	145	24%
Depreciation	230	224	3%
Amortization	19	17	12%
EBITDA	$429 ========	$386 ========	11%

Note: This comparable information is provided solely for the purpose of additional analysis of the results of the Company including the results of the Herb acquisition as if acquired on January 1, 2001, excluding nonrecurring items and including the effects of the change in accounting method adopted as of January 1, 2001, and excluding franchise amortization as if FASB 142 was in effect as of January 1, 2001. The presentation is not intended to be in conformity with the rules governing the preparation of pro forma financial information, nor is it intended to be a forecast of future operating results.

(a) First-quarter 2001 excludes the cumulative effect of the change in accounting method of $302 million and excludes franchise amortization of $97 million in accordance with FASB 142, and includes the pro forma results of the Herb acquisition. The addition of the Herb acquisition resulted in an increase in EBITDA of $20 million, an increase in operating income of $8 million, and a decrease to net income of $4 million.

(b) As described on page 28 of the Company's 2001 Annual Report, approximately $20 million of selling expenses have been reclassified as deductions from net operating revenue in accordance with EITF 01-09.

(c) Basic and diluted shares outstanding have been adjusted to reflect the balances that would have been outstanding had the shares issued in connection with the Herb acquisition been outstanding as of January 1, 2001.

COCA-COLA ENTERPRISES INC.
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
(In Millions)

March 29, 2002 (Unaudited)	December 31, 2001
ASSETS
Current
Cash and cash investments	$178	$284
Trade accounts receivable, net	1,558	1,540
Inventories	732	690
Prepaid expenses and other current assets	387	362
Total Current Assets	2,855	2,876
Net Property, Plant, and Equipment	6,103	6,206
Goodwill, Franchise Licences and Other Noncurrent Assets, Net	14,594	14,637
	$23,552 ============	$23,719 ============
LIABILITIES AND SHAREOWNERS' EQUITY
Current
Accounts payable and accrued expenses	$2,568	$2,718
Current portion of long-term debt	1,996	1,804
Total Current Liabilities	4,564	4,522
Long-Term Debt, Less Current Maturities	10,163	10,365
Retirement and Insurance Programs And Other Long-Term Obligations	1,690	1,676
Long-Term Deferred Income Tax	4,318	4,336
Shareowners' Equity	2,817	2,820
	$23,552 =========	$23,719 ===========